Exhibit 99.1

Voice Mobility Announces New Board Member

David Raffa Joins VMI Board of Directors

VANCOUVER, BC, CANADA – April 4, 2006 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier-grade enhanced messaging solutions, is pleased to announce the addition of David Raffa to its Board of Directors.

Mr. Raffa served as corporate counsel to Voice Mobility for the past seven years, prior to retiring from the practice of law at the end of 2005. He is a founder, COO and Fund Manager with BC Advantage Funds, an early stage venture capital fund based in Vancouver, B.C. Mr. Raffa is an acknowledged corporate finance and governance expert, providing finance, governance and M&A advice to technology companies and their Boards through Valeo Practices.

Mr. Raffa serves as a member of the Board of the BC Technology Industries Association, having chaired its Capital and Investment Committee for two years and currently chairing its Advocacy Committee. David has also served as an advisor to the B.C. Securities Commission and to the TSX Venture Exchange in respect of issues material to the technology industry. He was formerly Chairman of Science World's Equity Committee, and led the launch of Science World’s successful equity donation program.

Mr. Raffa has over 20 years experience in advising technology companies and currently serves as a director or advisory board member to a number of public and private technology companies. Mr. Raffa served as Chair of ActiveState through its successful sale to Sophos PLC of the UK.

In May 2004, Mr. Raffa was named as one of BC's top 25 "New Elite" innovators by BC Business magazine.

“Voice Mobility is very please to welcome David to our Board of Directors. David’s vast experience and reputation in the technology field are assets for Voice Mobility,” said Randy Buchamer, CEO, Voice Mobility. “With David’s past experience with Voice Mobility he knows our business and is eager to engage as a Director.”

About Voice Mobility

Voice Mobility produces carrier-grade enhanced messaging software that replaces legacy voicemail systems and provides enhanced messaging functionality – all on the same platform. Telecommunications providers can lower administrative and capital costs without disrupting current revenue streams and achieve incremental revenue growth by providing both new and enhanced service offerings that complement their current marketing mix. For more information, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000